Exhibit 1.2

CAPITAL ONE AUTO FINANCE TRUST 2006-C

ASSET BACKED NOTES

TERMS AGREEMENT

Dated: November 14, 2006

To:	CAPITAL ONE AUTO FINANCE, INC.

CAPITAL ONE AUTO RECEIVABLES, LLC

Re:	Underwriting Agreement, dated November 9, 2006

1. Terms of the Notes

Class	Initial Note Balance	Interest Rate	Final Scheduled Payment Date
A-1	$349,000,000	5.34%	December 14, 2007
A-2	$334,000,000	5.31%	July 15, 2009
A-3-A	$294,500,000	5.07%	July 15, 2011
A-3-B	$294,500,000	LIBOR + 0.01%	July 15, 2011
A-4	$478,000,000	LIBOR + 0.03%	May 15, 2013

2. Underwriters

The Underwriters named below are the “Underwriters” for the purpose of this Agreement and for the purposes of the above-referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein and made a part hereof.

Banc of America Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wachovia Capital Markets, LLC

ABN AMRO Incorporated

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Morgan Stanley & Co. Incorporated

RBC Capital Markets Corporation

3. Ratings

Class	Rating Agency
	Standard & Poor’s	Moody’s	Fitch
A-1	A-1+	Prime-1	F1+
A-2	AAA	Aaa	AAA
A-3-A	AAA	Aaa	AAA
A-3-B	AAA	Aaa	AAA
A-4	AAA	Aaa	AAA

4. Underwriting Liability

Underwriting Liability	Class A-1	Class A-2	Class A-3-A	Class A-3-B	Class A-4
Wachovia Capital Markets, LLC	$44,000,000	$42,000,000	$37,000,000	$37,000,000	$60,000,000
Banc of America Securities LLC	$44,000,000	$42,000,000	$37,000,000	$37,000,000	$60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$44,000,000	$42,000,000	$37,000,000	$37,000,000	$60,000,000
ABN AMRO Incorporated	$43,400,000	$41,600,000	$36,700,000	$36,700,000	$59,600,000
Credit Suisse Securities (USA) LLC	$43,400,000	$41,600,000	$36,700,000	$36,700,000	$59,600,000
Deutsche Bank Securities Inc.	$43,400,000	$41,600,000	$36,700,000	$36,700,000	$59,600,000
Morgan Stanley & Co. Incorporated	$43,400,000	$41,600,000	$36,700,000	$36,700,000	$59,600,000
RBC Capital Markets Corporation	$43,400,000	$41,600,000	$36,700,000	$36,700,000	$59,600,000
Total Amount	$349,000,000	$334,000,000	$294,500,000	$294,500,000	$478,000,000

5. Purchase Price, Discounts and Concessions

	Class A-1	Class A-2	Class A-3-A	Class A-3-B	Class A-4
Gross Purchase Price	100.000000%	99.997943%	99.995097%	100.000000%	100.000000%
Underwriting Discount	0.090000%	0.130000%	0.165000%	0.165000%	0.210000%
Net Purchase Price	99.910000%	99.867943%	99.830097%	99.835000%	99.790000%
Maximum Dealer Selling Concessions	0.054000%	0.078000%	0.099000%	0.099000%	0.126000%
Maximum Dealer Reallowance Discounts	0.027000%	0.039000%	0.049500%	0.049500%	0.063000%

6. Time of Sale

11:30 a.m. (Eastern Time) (U.S.) on November 14, 2006 (the time the first Contract of Sale was entered into as designated by the Representatives.)

7. Closing Date

Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Seller and COAF hereby agree that the Closing Date shall be November 22, 2006, 10:00 a.m., New York City time.

The Underwriters agree, severally and not jointly, to purchase the Notes subject to the terms and provisions of this Terms Agreement and the above-referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof.

WACHOVIA CAPITAL MARKETS, LLC

By	/s/ Steven J. Ellis
Name:	Steven J. Ellis
Title:	Director

BANC OF AMERICA SECURITIES LLC

By	/s/ James G. Mackey
Name:	James G. Mackey
Title:	Principal

MERRILL LYNCH, PIERCE, FENNER & SMITH IN CORPORATED

By	/s/ Gregory Petrie
Name:	Gregory Petrie
Title:	Director

For themselves and as representatives of the other several Underwriters named in this Terms Agreement.

Accepted and Agreed:

CAPITAL ONE AUTO RECEIVABLES, LLC, as Seller

By	/s/ Albert Ciafre
Name:	Albert Ciafre
Title:	Assistant Vice President

CAPITAL ONE AUTO FINANCE, INC.

By	/s/ Jerry Hamstead
Name:	Jerry Hamstead
Title:	Assistant Vice President